Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-190038 September 16, 2013

Barclays Bank PLC Trigger Phoenix Autocallable Optimization Securities

$• linked to the common stock of Microsoft Corporation due on or about September 26, 2018

$• linked to the common stock of The Hartford Financial Services Group, Inc. due on or about September 26, 2018

Investment Description
Trigger Phoenix Autocallable Optimization Securities (the "Securities") are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the "Issuer") linked to the performance of the common stock of a specific company (the "underlying equity"). Barclays Bank PLC will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for that month. Barclays Bank PLC will automatically call the Securities prior to maturity if the closing price of the underlying equity on any Observation Date (monthly, beginning after 1 year) is equal to or greater than the closing price of the underlying equity on the Trade Date (the "Initial Price"). If the Securities are called, Barclays Bank PLC will repay the principal amount of your Securities plus pay the contingent coupon for that month, and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the closing price of the underlying equity on the Final Valuation Date (the "Final Price") is equal to or greater than the Trigger Price (which is set to equal the Coupon Barrier), Barclays Bank PLC will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final month. If the Final Price of the underlying equity is less than the Trigger Price, Barclays Bank PLC will pay you less than the full principal amount of your Securities, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities, and you may lose up to 100% of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the credit risk inherent in purchasing a debt obligation of Barclays Bank PLC. If Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities, and you could lose your entire investment. However, the Securities are significantly riskier than conventional debt obligations of Barclays Bank PLC. The Securities may be subject to market risk similar to the underlying equity prior to maturity, and the contingent repayment of principal only applies if you hold the Securities to maturity. At maturity, you may lose up to your entire principal amount depending on the performance of the underlying equity.

Features	Key Dates[1]

❑Contingent Coupon — Barclays Bank PLC will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will accrue or be paid for that month.

❑Automatic Call — Barclays Bank PLC will automatically call the Securities and repay your principal amount plus the contingent coupon otherwise due for that month if the closing price of the underlying equity on any monthly Observation Date beginning after one year is greater than or equal to the Initial Price. If the Securities are not called, investors will have the potential for downside market exposure to the underlying equity at maturity.

❑Contingent Repayment of Principal Amount at Maturity — If you hold the Securities to maturity, the Securities have not been called on any Observation Date and the underlying equity closes at or above the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay your full principal amount (subject to issuer credit risk). If the underlying equity closes below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the full negative Underlying Return.

	Trade Date:	September 20, 2013
	Settlement Date:	September 25, 2013
	Observation Dates[2]:	Monthly, commencing October 21, 2013 (callable beginning September 26, 2014)
	Final Valuation Date[2]:	September 20, 2018
	Maturity Date[2]:	September 26, 2018
	[1]	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Observation Dates, including the Final Valuation Date, and/or Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event as described under "Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.

Security Offerings
These preliminary terms relate to two separate Trigger Phoenix Autocallable Optimization Securities we are offering. Each of the two Securities is linked to the common stock of a different company, and each of the two Securities has its own Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier as specified in the table below. The Initial Price, Trigger Price and Coupon Barrier for each Security will be set on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Contingent Coupon Rate	Initial Price	Coupon Barrier	Trigger Price	CUSIP/ISIN
Common stock of Microsoft Corporation	7.50% per annum	[•]	72% - 76% of the Initial Price*	72% - 76% of the Initial Price*	06742E208/US06742E2081
Common stock of The Hartford Financial Services Group, Inc.	8.00% per annum	[•]	63% - 68% of the Initial Price*	63% - 68% of the Initial Price*	06742E307/US06742E3071

*	For each underlying equity, the Trigger Price and Coupon Barrier for the underlying equity will be set on the Trade Date to the same percentage for such underlying equity.

	Initial Issue Price[1]		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Common stock of Microsoft Corporation	$[•]	$10.00	$[•]	$0.25	$[•]	$9.75
Common stock of The Hartford Financial Services Group, Inc.	$[•]	$10.00	$[•]	$0.25	$[•]	$9.75

1 Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.250 and $9.455 per Security for Securities linked to the common stock of Microsoft Corporation and between $9.340 and $9.541 per Security for Securities linked to the common stock of The Hartford Financial Services Group, Inc. In respect of each offering, the estimated value is expected to be less than the initial issue price of the Securities. See "Additional Information Regarding Our Estimated Value of the Securities" on page FWP-3 of this free writing prospectus.

Investing in the Securities involves a number of risks. See "Risk Factors" beginning on page S-6 of the prospectus supplement and "Key Risks" beginning on page FWP-7 of this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC's direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

UBS Financial Services Inc.Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and these offerings. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm
♦	Prospectus supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257. References to "Barclays," "Barclays Bank PLC," "we," "our" and "us" refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, "Securities" refers to the two different series of Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

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Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the Securities referenced above may not correlate on a linear basis with the ranges for the applicable Coupon Barrier and Trigger Price set forth in this free writing prospectus. We determined the size of the ranges for the Coupon Barrier and Trigger Price in respect of each offering described in this free writing prospectus based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the "Trade Date") based on prevailing market conditions on the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 8 months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the "Key Risks" beginning on page FWP-7 of this free writing prospectus.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying equity.

♦You believe the underlying equity will close at or above the applicable Coupon Barrier on the specified Observation Dates.

♦You are willing to hold securities that will be called on the earliest Observation Date after 1 year on which the underlying equity closes at or above its Initial Price, or you are otherwise willing to hold such securities to maturity, a term of 5 years, and accept that there may be little or no secondary market for the Securities.

♦You understand and accept that you will not participate in any appreciation of the underlying equity, which may be significant, and are willing to make an investment whose return is limited to the applicable contingent coupon payments.

♦You would be willing to invest in the Securities if the applicable Coupon Barrier (and corresponding Trigger Price) were set equal to the top of the range specified on the cover of this free writing prospectus (the actual Coupon Barrier and corresponding Trigger Price for each Security will be determined on the Trade Date).

♦You are willing to forgo any dividends paid on the underlying equity.

♦You do not seek guaranteed current income from this investment.

♦You are willing to assume the credit risk of Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations, you may not receive any payments due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You seek an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the underlying equity.

♦You do not believe the underlying equity will close at or above the Coupon Barrier on any one of the specified Observation Dates, or you believe the underlying equity will close below the applicable Trigger Price on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation of the underlying equity and whose return is not limited to the applicable contingent coupon payments.

♦You would be unwilling to invest in the Securities if the applicable Coupon Barrier (and corresponding Trigger Price) were set equal to the top of the range specified on the cover of this free writing prospectus (the actual Coupon Barrier and corresponding Trigger Price for each Security will be determined on the Trade Date).

♦You are unable or unwilling to hold securities that will be called on the earliest Observation Date after 1 year on which the underlying equity closes at or above its Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 5 years, and seek an investment for which there will be an active secondary market.

♦You prefer to receive any dividends paid on the underlying equity.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from your investment.

♦You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ''Key Risks'' on page FWP-7 as well as the ''Risk Factors'' beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

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Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 per Security (subject to minimum investment of 100 Securities)
Term[2]:	5 years, unless called earlier
Underlying Equity[3]:	The common stock of a specific company, as set forth on the cover of this free writing prospectus.
Call Feature:	The Securities will be called if the closing price of the underlying equity on any Observation Date beginning after 1 year (September 26, 2014) is at or above the Initial Price. If the Securities are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the contingent coupon otherwise due on the related Coupon Payment Date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.
Observation Dates[2,4]:	The first Observation Date will occur on or about October 21, 2013; Observation Dates will occur monthly thereafter as listed in the "Observation Dates/Coupon Payment Dates/Call Settlement Dates" section below. The final Observation Date, September 20, 2018, will be the "Final Valuation Date."
Call Settlement Dates:	Two (2) business days following the applicable Observation Date; provided however, if the Securities are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:

If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you the contingent coupon applicable to such Observation Date.

If the closing price of the underlying equity is less than the Coupon Barrier on any Observation Date, the contingent coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date.

The contingent coupon will be a fixed amount based upon equal monthly installments at the Contingent Coupon Rate, which is a per annum rate.

Coupon Barrier:

A percentage of the Initial Price of the underlying equity, as specified on the first page of this free writing prospectus. The actual Coupon Barrier for each underlying equity will be set on the Trade Date and will be set to the same percentage as the corresponding Trigger Price for such underlying equity.

Coupon Payment Dates:	Two (2) business days following the applicable Observation Date; provided however, the final Coupon Payment Date will be the Maturity Date.
Contingent Coupon Rate:

The Contingent Coupon Rate per annum for the Securities linked to the common stock of Microsoft Corporation is 7.50% per annum and the Contingent Coupon Rate per annum for the Securities linked to the common stock of The Hartford Financial Services Group, Inc. is 8.00% per annum.

The table below sets forth the contingent coupon for each Security that would be payable for each Observation Date on which the closing price of the underlying equity is greater than or equal to the Coupon Barrier. Amounts have been rounded for ease of analysis.

Contingent Coupon (per Security)
	Securities linked to the common stock of Microsoft Corporation	Securities linked to the common stock of The Hartford Financial Services Group, Inc.
	$0.0625	$0.0667
Contingent coupon payments on the Securities are not guaranteed. Barclays Bank PLC will not pay you the contingent coupon for any Observation Date on which the closing price of the underlying equity is less than the Coupon Barrier.
Payment at Maturity (per Security):

If the Securities are not called and the Final Price is above or equal to the Trigger Price (which equals the Coupon Barrier) on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security plus the contingent coupon otherwise due for the final month.

If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 x (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.

Underlying Return:	Final Price - Initial Price Initial Price
Trigger Price:	A percentage of the Initial Price of the applicable underlying equity, as specified on the first page of this free writing prospectus. The actual Trigger Price for each underlying equity will be set on the Trade Date and will be set to the same percentage as the corresponding Coupon Barrier for such underlying equity.
Initial Price:	The closing price of the applicable underlying equity on the Trade Date.
Final Price:	The closing price of the applicable underlying equity on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]	In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates (including the Final Valuation Date) and/or Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
[3]	For a description of adjustments that may affect the reference asset, see "Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.
[4]	Subject to postponement in the event of a market disruption event as described under "Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.

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Investment Timeline

Trade Date	The closing price of the underlying equity (the Initial Price) is observed, and the Coupon Barrier and Trigger Price are determined.

Monthly (callable after 1 year)

If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you a contingent coupon payment on the applicable Coupon Payment Date.

The Securities will be called if the closing price of the underlying equity on any Observation Date on or after September 26, 2014, is equal to or greater than the Initial Price. If the Securities are called, Barclays Bank PLC will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on the related Coupon Payment Date.

Maturity Date

The Final Price is determined as of the Final Valuation Date.

If the Securities have not been called and the Final Price is equal to or greater than the Trigger Price (which equals the Coupon Barrier), Barclays Bank PLC will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due for the final month.

If the Securities have not been called and the Final Price is less than the Trigger Price, Barclays Bank PLC will repay less than the principal amount, if anything, resulting in a loss of principal proportionate to the decline of the underlying equity equal to a return of:

$10.00 × (1 + Underlying Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY CONTINGENT COUPON, PAYMENTS IN RESPECT OF AN AUTOMATIC CALL AND ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates/Coupon Payment Dates/Call Settlement Dates

Observation Dates		Coupon Payment Dates/Call Settlement Dates	Observation Dates	Coupon Payment Dates/Call Settlement Dates	Observation Dates	Coupon Payment Dates/Call Settlement Dates
October 21, 2013	*	October 23, 2013	June 22, 2015	June 24, 2015	February 21, 2017	February 23, 2017
November 20, 2013	*	November 22, 2013	July 20, 2015	July 22, 2015	March 20, 2017	March 22, 2017
December 20, 2013	*	December 24, 2013	August 20, 2015	August 24, 2015	April 20, 2017	April 24, 2017
January 21, 2014	*	January 23, 2014	September 21, 2015	September 23, 2015	May 22, 2017	May 24, 2017
February 20, 2014	*	February 24, 2014	October 20, 2015	October 22, 2015	June 20, 2017	June 22, 2017
March 20, 2014	*	March 24, 2014	November 20, 2015	November 24, 2015	July 20, 2017	July 24, 2017
April 21, 2014	*	April 23, 2014	December 21, 2015	December 23, 2015	August 21, 2017	August 23, 2017
May 20, 2014	*	May 22, 2014	January 20, 2016	January 22, 2016	September 20, 2017	September 22, 2017
June 20, 2014	*	June 24, 2014	February 22, 2016	February 24, 2016	October 20, 2017	October 24, 2017
July 21, 2014	*	July 23, 2014	March 21, 2016	March 23, 2016	November 20, 2017	November 22, 2017
August 20, 2014	*	August 22, 2014	April 20, 2016	April 22, 2016	December 20, 2017	December 22, 2017
September 26, 2014		September 30, 2014	May 20, 2016	May 24, 2016	January 22, 2018	January 24, 2018
October 20, 2014		October 22, 2014	June 20, 2016	June 22, 2016	February 20, 2018	February 22, 2018
November 20, 2014		November 24, 2014	July 20, 2016	July 22, 2016	March 20, 2018	March 22, 2018
December 22, 2014		December 24, 2014	August 22, 2016	August 24, 2016	April 20, 2018	April 24, 2018
January 20, 2015		January 22, 2015	September 20, 2016	September 22, 2016	May 21, 2018	May 23, 2018
February 20, 2015		February 24, 2015	October 20, 2016	October 24, 2016	June 20, 2018	June 22, 2018
March 20, 2015		March 24, 2015	November 21, 2016	November 23, 2016	July 20, 2018	July 24, 2018
April 20, 2015		April 22, 2015	December 20, 2016	December 22, 2016	August 20, 2018	August 22, 2018
May 20, 2015		May 22, 2015	January 20, 2017	January 24, 2017	September 20, 2018	September 26, 2018
*	The Securities are not callable until the twelfth Observation Date, which September 26, 2014. Thus, the first Call Settlement Date will be on or around September 30, 2014.

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Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Securities are not called, the Issuer will only pay you the principal amount of your Securities if the Final Price of the underlying equity is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.
♦	You may not receive any contingent coupons — Barclays Bank PLC will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on an Observation Date is less than the Coupon Barrier, Barclays Bank PLC will not pay you the contingent coupon applicable to such Observation Date. If the closing price of the underlying equity is less than the Coupon Barrier on each of the Observation Dates, Barclays Bank PLC will not pay you any contingent coupons during the term of the Securities, and you will not receive a positive return on your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.
♦	Reinvestment risk — If your Securities are called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.
♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment even if the price of the underlying equity is above the Trigger Price.
♦	Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equity — The return potential of the Securities is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the closing price of the underlying equity has equaled or exceeded the Coupon Barrier prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the twelfth Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be exposed to the underlying equity's decline even though you cannot participate in any potential appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.
♦	Higher Contingent Coupon Rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the Trade Date that the price of the underlying equity could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for that security. However, while the Contingent Coupon Rate is a fixed percentage, the underlying equity's volatility may change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.
♦	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including contingent coupons and payments in respect of an automatic call or any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.
♦	Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, as a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the underlying equity would have. Further, you will not participate in any appreciation of the underlying equity, which could be significant even though you may be exposed to any decline of the underlying equity at maturity.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.

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♦	Dealer incentives — We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.25 per Security to the principals, agents and dealers in connection with the distribution of the Securities.
♦	Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlying equity.
♦	Antidilution adjustments — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the amount payable on the Securities. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus or the prospectus supplement as necessary to achieve an equitable result.
♦	In some circumstances, the payment you receive on the Securities may be based on the stock of another company and not the underlying equity — Following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, your return on the Securities paid by Barclays Bank PLC may be based on the shares of a successor to the respective underlying equity issuer or any cash or any other assets distributed to holders of the underlying equity in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section "Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset" of the prospectus supplement.
♦	Potential Barclays Bank PLC impact on market price of underlying equity — Trading or transactions by Barclays Bank PLC or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.
♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.
♦	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities at a rate that may exceed the contingent coupon payments (if any) that you receive on the Securities and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Securities even if you do not receive any payments with respect to the Securities until redemption or maturity and (ii) require you to accrue income in respect of the Securities in excess of any contingent coupon payments you receive on the Securities. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, redemption or maturity of your Securities may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.
♦	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.
♦	The estimated value of your Securities is expected to be lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling

FWP-8

concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.
♦	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions' pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions which may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.
♦	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and maybe lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.
♦	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see "Additional Information Regarding Our Estimated Value of the Securities" on page FWP- 3 for further information.
♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

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Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the assumptions as set forth below.* The "total return" as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payment per $10.00 principal amount Security over the term of the Securities to $10.00. The examples below do not take into account any tax consequences from investing in the Securities. Numbers in the examples below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	5 years
Initial Price:	$32.00
Contingent Coupon Rate:	8.00% per annum (or 0.6667% per month)
Contingent Coupon:	$0.0667 per month
Observation Dates:	Observation Dates will occur monthly as set forth under "Indicative Terms" and "Observation Dates/Coupon Payment Dates/Call Settlement Dates" in this free writing prospectus and will be callable beginning on the twelfth observation date.
Coupon Barrier:	$22.40 (which is 70% of the Initial Price)
Trigger Price:	$22.40 (which is 70% of the Initial Price)

*	Terms used for purposes of these hypothetical examples may not represent the actual Contingent Coupon Rate per annum, Initial Price, Coupon Barrier or Trigger Price applicable to any Security offering described in this free writing prospectus. The actual Initial Price, Coupon Barrier and Trigger Price applicable to each Security offering will be determined on the Trade Date. In addition, the actual Contingent Coupon Rate per annum for one of the offerings described in this free writing prospectus is less than the hypothetical rate used for these examples, and therefore, the actual contingent coupon that would be payable for each Observation Date on which the closing price of the underlying equity is greater than or equal to the Coupon Barrier in respect of that offering will be less than the contingent coupons indicated below. Further, the actual Coupon Barrier and Trigger Price applicable to one of the offerings described herein will be greater than 70% of the Initial Price of the related underlying equity, which may result in a greater likelihood that the closing price of such underlying equity falls below the Coupon Barrier on any Observation Date and below the Trigger Price on the Final Valuation Date.

Example 1 — Securities are Called on the Twelfth Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$33.00	Closing price of underlying equity above Initial Price, Securities NOT callable; above Coupon Barrier, Issuer pays contingent coupon payment of $0.0667 on first Coupon Payment Date.
Second Observation Date	$18.00	Closing price of underlying equity below Initial Price, Securities NOT callable; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third to Eleventh Observation Dates	Various	Closing price of underlying equity below Initial Price, Securities NOT callable; above Coupon Barrier, Issuer pays contingent coupon payment of $0.0667 on each consecutive Coupon Payment Date from the third to the eleventh Observation Dates.
Twelfth Observation Date	$36.00	Closing price of underlying equity at or above Initial Price, Securities are called; Issuer repays principal plus pays contingent coupon payment of $0.0667 on Call Settlement Date.
Total Payment (per $10.00 Security):		$10.7337 (7.337% total return on the Securities)

Because the closing price of the underlying equity is equal to or greater than the Initial Price on the twelfth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are called on the twelfth Observation Date. The Issuer will pay you on the Call Settlement Date $10.0667 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the twelfth Observation Date.

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first and third through eleventh Observation Dates, the Issuer will pay the contingent coupon payment of $0.0667 on the first and each of the third through eleventh Coupon Payment Dates. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second Observation Date, the Issuer will not pay any contingent coupon payment on the Coupon Payment Date following the second Observation Date.

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Example 2 — Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$25.00	Closing price of underlying equity below Initial Price, Securities NOT callable; above Coupon Barrier, Issuer pays contingent coupon payment of $0.0667 on first Coupon Payment Date.
Second Observation Date	$18.00	Closing price of underlying equity below Initial Price, Securities NOT callable; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	$17.00	Closing price of underlying equity below Initial Price, Securities NOT callable; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.
Fourth to Fifty-Ninth Observation Dates	Various	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on any Coupon Payment Date from the fourth to the fifty-ninth Observation Dates.
Sixtieth Observation Date (the Final Valuation Date)	$25.00	Closing price of underlying equity below Initial Price, Securities NOT called; Final Price above Trigger Price and Coupon Barrier, Issuer repays principal plus pays contingent coupon payment of $0.0667 on Maturity Date.
Total Payment (per $10.00 Security):		$10.1334 (1.1334% total return on the Securities)

Because the closing price of the underlying equity was less than the Initial Price on each Observation Date on and after the twelfth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price is equal to or greater than the Trigger Price and Coupon Barrier, at maturity, the Issuer will pay you $10.0667 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the sixtieth Observation Date.

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first Observation Date, the Issuer will pay the contingent coupon payment of $0.0667 on the first Coupon Payment Date. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second Observation Date, the third Observation Date and on the fourth through fifty-ninth Observation Dates, the Issuer will not pay any contingent coupon payment on the Coupon Payment Dates following the second Observation Date, the third Observation Date and on the fourth through fifty-ninth Observation Dates.

Example 3 — Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$17.50	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on first Coupon Payment Date.
Second Observation Date	$16.25	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	$15.40	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.
Fourth to Fifty-Ninth Observation Dates	Various	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on any Coupon Payment Dates from the fourth to the fifty-ninth Observation Dates.
Sixtieth Observation Date (the Final Valuation Date)	$14.40	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier and Trigger Price, Issuer DOES NOT pay contingent coupon payment on Maturity Date, and Barclays Bank PLC will repay less than the principal amount resulting in a loss proportionate to the decline of the underlying equity.
Total Payment (per $10.00 Security):		$4.50 (a 55.00% loss on the Securities)

Because the closing price of the underlying equity is less than the Initial Price on each Observation Date on and after the twelfth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price is less than the Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of the underlying equity is less than the Coupon Barrier on each Observation Date, the Issuer will not pay any contingent coupon payments over the term of the Securities.

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What are the material tax consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under "Certain U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement. Except as noted under "Non-U.S. Holders" below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities). In addition, this discussion does not apply to you if you purchase your Securities for less than the principal amount of the Securities.

The U.S. federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a contingent income-bearing derivative contract with respect to the applicable underlying equity.

If your Securities are properly treated as a contingent income-bearing derivative contract, it would be reasonable (i) to treat any contingent coupon payments you receive on the Securities as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference (if any) between the amount you receive at such time and your basis in the Securities for U.S. federal income tax purposes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year. However, it is possible that you should recognize ordinary income upon the sale of your Securities to the extent of the portion of the sale proceeds that relates to accrued contingent coupon payments that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, redemption or maturity of your Securities may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE SECURITIES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Securities over their term based on the comparable yield and projected payment schedule for the Securities and pay tax accordingly, even though these amounts may exceed the contingent coupon payments (if any) that are made on the Securities. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Securities would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Securities would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Securities could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the applicable underlying equity that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Securities and the contingent coupon payments to be made on the securities as well as other possible alternative characterizations, please see the discussion under the heading "Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts" in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in "Key Risks—Taxes", in this free writing prospectus.

Non-U.S. Holders. Barclays currently does not withhold on coupon payments to non-U.S. holders in respect of instruments such as the Securities. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any contingent coupon payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any contingent coupon payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading "Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding" in the accompanying prospectus supplement.

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Information about the Underlying Equity

Included in the following pages is a brief description of the underlying issuers of each of the underlying equities. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. We obtained the closing price information set forth below from Bloomberg Professional® service ("Bloomberg") without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: "Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information". Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

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Microsoft Corporation

According to publicly available information, Microsoft Corporation (the "Company") develops, licenses, and supports a range of software products and services, by designing and selling hardware, and by delivering relevant online advertising to a global customer audience.

The Company's products include operating systems for personal computers ("PCs"), servers, phones, and other intelligent devices; server applications for distributed computing environments; productivity applications; business solution applications; desktop and server management tools; software development tools; video games; and online advertising. The Company also designs and sells hardware including the Xbox 360 gaming and entertainment console, Kinect for Xbox 360, Xbox 360 accessories, and Microsoft PC hardware products.

The Company provides consulting and product and solution support services, and the Company trains and certifies computer system integrators and developers. The Company also offers cloud-based solutions that provide customers with software, services and content over the Internet by way of shared computing resources located in centralized data centers.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 000-14278, or its CIK Code: 0000789019. The Company's common stock is listed on the NASDAQ Global Select Market under the ticker symbol "MSFT".

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the NASDAQ Global Select Market, as reported by Bloomberg. The closing price of the underlying equity on September 13, 2013 was $32.98. The actual Initial Price will be the closing price of the underlying equity on the Trade Date. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008		$35.37	$26.99	$28.38
4/1/2008	6/30/2008		$31.65	$27.12	$27.51
7/1/2008	9/30/2008		$28.13	$24.57	$26.69
10/1/2008	12/31/2008		$26.48	$17.53	$19.44
1/2/2009	3/31/2009		$20.76	$15.15	$18.37
4/1/2009	6/30/2009		$24.07	$18.61	$23.77
7/1/2009	9/30/2009		$25.94	$22.39	$25.89
10/1/2009	12/31/2009		$31.37	$24.64	$30.49
1/1/2010	3/31/2010		$31.10	$27.72	$29.27
4/1/2010	6/30/2010		$31.39	$23.01	$23.01
7/1/2010	9/30/2010		$26.33	$23.16	$24.49
10/1/2010	12/31/2010		$28.30	$23.91	$27.92
1/3/2011	3/31/2011		$28.83	$24.78	$25.36
4/1/2011	6/30/2011		$26.72	$23.69	$26.00
7/1/2011	9/30/2011		$28.07	$23.98	$24.89
10/1/2011	12/30/2011		$27.31	$24.30	$25.96
1/2/2012	3/30/2012		$32.85	$26.83	$32.25
4/1/2012	6/29/2012		$32.42	$28.45	$30.59
7/1/2012	9/28/2012		$31.46	$28.63	$29.78
10/1/2012	12/31/2012		$30.01	$26.34	$26.73
1/2/2013	3/28/2013		$28.61	$26.46	$28.61
4/1/2013	6/30/2013		$35.67	$28.56	$34.53
7/1/2013	9/13/2013	*	$36.25	$31.16	$32.98

*	As of the date of this free writing prospectus information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through September 13, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the third quarter of 2013.

FWP-14

The graph below illustrates the performance of the underlying equity from January 2, 2008 to September 13, 2013. The dotted line represents a hypothetical Coupon Barrier and Trigger Price of $24.41, which is equal to 74.00% of the closing price on September 13, 2013 (74.00% is the midpoint of the range of 72.00% to 76.00% for the actual Coupon Barrier and Trigger Price percentage). The actual Coupon Barrier and Trigger Price percentage will be determined on the Trade Date, and the actual Coupon Barrier and Trigger Price will be based on the closing price of the underlying equity on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

FWP-15

The Hartford Financial Services Group, Inc.

According to publicly available information, the Hartford Financial Services Group, Inc. (the "Company") provides property and casualty insurance and investment products to both individual and business customers in the United States.  In addition, the Company continues to manage life and annuity products previously sold.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-13958, or its CIK Code: 0000874766. The Company's common stock is listed on the New York Stock Exchange under the ticker symbol "HIG".

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the underlying equity on September 13, 2013 was $31.62. The actual Initial Price will be the closing price of the underlying equity on the Trade Date. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008		$84.93	$66.05	$75.77
4/1/2008	6/30/2008		$79.13	$64.57	$64.57
7/1/2008	9/30/2008		$67.74	$40.99	$40.99
10/1/2008	12/31/2008		$38.11	$4.95	$16.42
1/2/2009	3/31/2009		$19.68	$3.62	$7.85
4/1/2009	6/30/2009		$18.16	$7.67	$11.87
7/1/2009	9/30/2009		$28.62	$10.18	$26.50
10/1/2009	12/31/2009		$29.20	$23.16	$23.26
1/1/2010	3/31/2010		$28.58	$22.34	$28.42
4/1/2010	6/30/2010		$29.64	$22.13	$22.13
7/1/2010	9/30/2010		$24.12	$19.09	$22.95
10/1/2010	12/31/2010		$27.43	$22.26	$26.49
1/3/2011	3/31/2011		$30.80	$24.75	$26.93
4/1/2011	6/30/2011		$28.97	$23.81	$26.37
7/1/2011	9/30/2011		$27.05	$15.82	$16.14
10/1/2011	12/30/2011		$20.27	$14.92	$16.25
1/2/2012	3/30/2012		$22.02	$16.37	$21.08
4/1/2012	6/29/2012		$21.95	$16.10	$17.63
7/1/2012	9/28/2012		$20.34	$15.93	$19.44
10/1/2012	12/31/2012		$22.88	$19.41	$22.44
1/2/2013	3/28/2013		$26.46	$23.05	$25.80
4/1/2013	6/30/2013		$31.43	$24.82	$30.92
7/1/2013	9/13/2013	*	$32.21	$29.60	$31.62

*	As of the date of this free writing prospectus information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through September 13, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the third quarter of 2013.

FWP-16

The graph below illustrates the performance of the underlying equity from January 2, 2008 to September 13, 2013. The dotted line represents a hypothetical Coupon Barrier and Trigger Price of $20.71, which is equal to 65.50% of the closing price on September 13, 2013 (65.50% is the midpoint of the range of 63.00% to 68.00% for the actual Coupon Barrier and Trigger Price percentage). The actual Coupon Barrier and Trigger Price percentage will be determined on the Trade Date, and the actual Coupon Barrier and Trigger Price will be based on the closing price of the underlying equity on the Trade Date.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the "Agents", and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

FWP-17